                                        2
                             AMENDMENT NO. 2 TO THE
                  AMENDED AND RESTATED DECLARATION OF TRUST OF
                       OPPENHEIMER DEVELOPING MARKETS FUND

                   Establishment and Designation of Classes of
                   Shares of Beneficial Interest of the Trust

         This Amendment Number 2 is made as of August 10, 2005 to the Amended and Restated Declaration of Trust of Oppenheimer Developing Markets Fund (the
"Trust"), dated as of December 14, 2000, by the duly authorized individual executing this Amendment on behalf of the Trustees of the Trust.

         WHEREAS, the Trustees established Oppenheimer Developing Markets Fund as a trust under the laws of the Commonwealth of Massachusetts under a
Declaration of Trust dated May 7, 1996, as amended and restated as of December
14, 2000 (the "Declaration of Trust");

         WHEREAS, the Trustees, acting pursuant to paragraph 12 of Article
NINTH, of the Declaration of Trust, further amended the Declaration of Trust as of September 26, 2002;

         WHEREAS, the Trustees, pursuant to Parts 1, 2 and 3 of Article FOURTH, of the Declaration of Trust, have determined that it is advisable to establish and designate an additional class of Shares to the Fund;

         NOW, THEREFORE, pursuant to Parts 1, 2 and 3 of Article FOURTH and paragraph 12 of Article NINTH, of the Declaration of Trust, the Declaration of
Trust is supplemented and amended as follows:

         Article FOURTH Part 2 of the Declaration of Trust is amended by deleting the second paragraph of said Part 2 and replacing it with the following paragraph:

                  "The relative rights and preferences Class A Shares, Class B
         Shares, Class C Shares, Class N Shares and Class Y Shares shall be the same in all respects except that, and unless and until the Board of
         Trustees shall determine otherwise: (i) when a vote of Shareholders is required under this Declaration of Trust or when a meeting of
         Shareholders is called by the Board of Trustees, the Shares of a Class shall vote exclusively on matters that affect that Class only; (ii) the expenses and liabilities related to a Class shall be borne solely by such Class (as determined and allocated to such Class by the Trustees from time to time in a manner consistent with Parts 2 and 3 of Article
         FOURTH); and (iii) pursuant to paragraph 10 of Article NINTH, the
         Shares of each Class shall have such other rights and preferences as are set forth from time to time in the then effective prospectus and/or statement of additional information relating to the Shares. Dividends and distributions on the Class A, Class B and Class C, Class N and
         Class Y Shares may differ from the dividends and distributions on any other such Class, and the net asset value of Class A, Class B, Class C,
         Class N and Class Y Shares may differ from the net asset value of any other such Class."

         Article FOURTH Part 3 of the Declaration of Trust is amended by deleting the first paragraph of said Part 3 and replacing it with the following paragraph:

                  "3. Without limiting the authority of the Trustees set forth in Part 1 of this Article FOURTH to establish and designate any further
         Series, the Trustees hereby establish one Series of Shares having the same name as the Trust, and said Shares shall be divided into five
         Classes, which shall be designated Class A, Class B, Class C, Class N and Class Y Shares. The Shares of that Series and any Shares of any further Series or Classes that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Series or Classes at the time of establishing and designating the same) have the following relative rights and preferences:"

         IN WITNESS WHEREOF, the undersigned has signed this instrument and has caused it to be lodged among the records of the Fund on August 10, 2005.

                                             Oppenheimer Developing Markets Fund

                                                     /s/ Phillip S. Gillespie

                                                     Phillip S. Gillespie,
                                                     Assistant Secretary

     The Declaration of Trust establishing  Oppenheimer Developing Markets Fund, dated May 7, 1996,  as amended  and  restated as of December  14,  2000,  and as amended thereafter, a copy of which, together with all amendments thereto, is on file in the  office  of the  Secretary  of the  Commonwealth  of  Massachusetts,
provides  that the name  "Oppenheimer  Developing  Markets  Fund"  refers to the
Trustees under the  Declaration of Trust  collectively  as Trustees,  but not as individuals or personally;  and no Trustee,  shareholder,  officer,  employee or agent of the Trust shall be held to any personal liability,  nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise  in  connection  with the affairs of the Trust but the Trust  Property only shall be liable.